UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2013

PERNIX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10863 Rockley Rd Houston, TX	77099
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 934-1825
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Effective September 11, 2013, Pernix Therapeutics Holdings, Inc., a Maryland corporation (the “Company), and its subsidiary, Cypress Pharmaceuticals, Inc., a Mississippi corporation (“Cypress”), entered into the Joinder Agreement and First Amendment to Asset Purchase Agreement (the “Purchase Agreement Amendment”) with Breckenridge Pharmaceutical, Inc., a Florida corporation (“Breckenridge”), to amend certain of the terms of the Asset Purchase Agreement (the “Purchase Agreement”) between the Company and Cypress, on the one hand, and Breckenridge, on the other hand, dated August 5, 2013.  The Purchase Agreement Amendment amends the Purchase Agreement to, among other things, remove Arbinoxa, a currently marketed product, from the products being acquired by Breckenridge, add an additional product, Folic Acid 2.5 mg, a currently inactive product owned by the Company’s subsidiary, Macoven Pharmaceuticals, as a product to be acquired by Breckenridge, and provide for a reduction of the aggregate purchase price to $29,550,000 (which is net of a $150,000 prepayment by the Company of its share of expenses for the transfer of certain of the assets to Breckenridge), paid as described in Item 2.01 below.

The description set forth above is qualified in its entirety by reference to the Purchase Agreement Amendment, which is filed hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 2.01   Completion of Acquisition of Disposition of Assets.

On September 11, 2013, the Company completed the sale (the “Closing”) of certain of its generic assets held by Cypress (the “Assets”) to Breckenridge pursuant to the Purchase Agreement, as amended.

The acquisition was consummated pursuant to the terms of the Purchase Agreement, as amended.  Breckenridge paid to the Company $2,000,000 in cash upon execution of the Purchase Agreement and $17,850,000 in cash at Closing, and issued two promissory notes, each in an amount of $4,850,000, with one due on the first anniversary after Closing and the other due on the second anniversary after Closing, for an aggregate purchase price of up to $29,550,000.

The foregoing description of the acquisition, the Purchase Agreement, as amended, and the transactions contemplated thereby is a summary only, does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the complete text of the Purchase Agreement filed as Exhibit 2.1 to the Company’s Quarterly Report on Form 8-K for the quarter ended June 30, 2013 and the complete text of the Purchase Agreement Amendment filed as Exhibit 2.1 to this Form 8-K, both of which are incorporated in this Item 2.01 by reference.

Item 2.04   Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Pursuant to the terms of the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of May 8, 2013 among the Company and its subsidiaries and MidCap Financial, LLC (“MidCap”), the Closing described above triggered a requirement by the Company to repay the term loan included in the Credit Agreement.  At the Closing, the Company paid approximately $7.7 million to MidCap in fulfillment of this requirement, and as a result, the term loan has been repaid in full.

Item 9.01   Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2013, pro forma condensed pro forma statement of comprehensive loss for the six months ended June 30, 2013, and the notes related thereto are filed as Exhibit 99.2 to this Form 8-K and incorporated herein by reference.  Since the Company purchased the Cypress assets that were sold as part of this transaction on December 31, 2012, the unaudited condensed consolidated statement of comprehensive income for the year ended December 31, 2012 after giving effect to the transaction as if the disposition had occurred on January 1, 2012 is identical to the consolidated statement of comprehensive income included in the Company’s Form 10-K for the year ended December 31, 2012 for that same period.

(c)	Not applicable.

(d)	Exhibits.

Exhibit Number	Description

2.1
Joinder Agreement and First Amendment to Asset Purchase Agreement dated September 11, 2013 among the Company and Cypress Pharmaceuticals, Inc., a Mississippi corporation (“Cypress”), on the one hand, and Breckenridge Pharmaceutical, Inc., a Florida corporation, on the other hand

99.1	Press release by the Company dated September 12, 2013.

99.2	Unaudited pro forma condensed consolidated financial statements and accompanying notes of Pernix Therapeutics Holdings, Inc. as of and for the six months ended June 30, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

Dated: September 17, 2013	By:	/s/ Tracy S. Clifford
Tracy S. Clifford
Principal Financial and Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1
Joinder Agreement and First Amendment to Asset Purchase Agreement dated September 11, 2013 among the Company and Cypress Pharmaceuticals, Inc., a Mississippi corporation (“Cypress”), on the one hand, and Breckenridge Pharmaceutical, Inc., a Florida corporation, on the other hand

99.1	Press release by the Company dated September 12, 2013.

99.2	Unaudited pro forma condensed consolidated financial statements and accompanying notes of Pernix Therapeutics Holdings, Inc. as of and for the six months ended June 30, 2013.